Exhibit 5.1
Marc A. Recht
T: +1 617 937 2316
mrecht@cooley.com

November 10, 2020
Keros Therapeutics, Inc.
99 Hayden Avenue
Bldg. E, Suite 120
Lexington, MA 02421
Ladies and Gentlemen:
We have acted as counsel to Keros Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to 2,587,500 shares of the Company’s common stock, par value $0.0001 (“Shares”) (including up to 337,500 Shares that may be sold by the Company upon exercise of an option to purchase additional shares to be granted to the underwriters).
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws,  each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof. We have undertaken no independent verification with respect to such matters.
We have assumed the genuineness or all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400

Keros Therapeutics, Inc.
November 10, 2020
Page Two
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht
Cooley LLP 500 Boylston Street Boston, MA 02116-3736
Phone: (617) 937-2300 Fax: (617) 937-2400